UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 8, 2016 (September 7, 2016)

APIGEE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-37346	20-1367539
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 S. Almaden Blvd., 16th Floor

San Jose, California 95113

(Address of principal executive offices, including zip code)

(408) 343-7300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On September 7, 2016, Apigee Corporation (the “Company”, or “Apigee”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Google Inc. (“Parent”, or “Google”) and Areopagus Inc., a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, subject to the terms and conditions set forth therein. Capitalized terms not otherwise defined have the meaning set forth in the Merger Agreement.

At the Effective Time of the Merger, each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Shares”) outstanding immediately prior to the Effective Time (excluding (i) each Share that is owned by Parent, Merger Sub or the Company, or by any of their respective direct or indirect wholly owned subsidiaries, in each case immediately prior to the Effective Time and (ii) Shares subject to validly exercised appraisal rights) will be cancelled and extinguished and automatically converted into the right to receive $17.40 in cash per Share, without interest, less applicable taxes (the “Merger Consideration”).

Pursuant to the terms of the Merger Agreement, at the Effective Time outstanding Company Options will be treated as follows: (i) each Company Option with a per Share exercise price that is equal to or exceeds the Merger Consideration will be cancelled at the Effective Time for no consideration; (ii) each vested Company Option and each unvested Company Option held by a non-employee member of the Company board of directors or a service provider who is not an active employee of the Company or its Subsidiaries (each, together, a “Vested Company Option”) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess of (1) the Merger Consideration over (2) the per Share exercise price of such Vested Company Option and (y) the total number of Shares issuable upon the exercise in full of such Vested Company Option, less applicable taxes; and (iii) each Company Option that is not a Vested Company Option (an “Unvested Company Option”) will be assumed and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess of (1) the Merger Consideration over (2) the exercise price per Share of such Unvested Company Option and (y) the total number of Shares issuable upon the exercise in full of such Unvested Company Option, which cash award will otherwise be subject to the same terms and conditions applicable to such Unvested Company Option, including vesting terms.

Pursuant to the terms of the Merger Agreement, at the Effective Time outstanding Restricted Stock Units will be treated as follows: (i) each unvested Restricted Stock Unit held by an active employee of the Company or its Subsidiaries immediately prior to the Effective Time will be assumed and converted into an Alphabet Stock Unit to acquire Alphabet Class C Capital Stock in respect of that number of shares of Alphabet Class C Capital Stock equal to the product of (1) the number of shares of Company Common Stock underlying such Restricted Stock Unit and (2) the Stock Award Exchange Ratio, and will otherwise be subject to the same terms and conditions applicable to the Restricted Stock Unit, including vesting terms; (ii) each Restricted Stock Unit held by any non-employee member of the Company board of directors or any consultant or independent contractor to the Company or its Subsidiaries which is outstanding immediately prior to the Effective Time shall vest and be settled in shares of Company Common Stock and each such share of Company Common Stock be cancelled and extinguished and automatically converted into the right to receive the cash Merger Consideration; and (iii) each Restricted Stock Unit held by an individual who is a former employee of the Company or its Subsidiaries immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the Merger Consideration and (y) the total number of Shares subject to such award of Restricted Stock Units, less applicable taxes.

The Company board of directors has (i) determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders; (ii) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby; and (iii) resolved to recommend adoption of the Merger Agreement by the stockholders of the Company, who will be asked to vote on the adoption of the Merger Agreement at a meeting that will be held on a date to be announced.

Consummation of the Merger is subject to customary closing conditions, including, without limitation, (i) approval of the Merger Agreement by holders of a majority of the outstanding Shares entitled to vote on the Merger; (ii) the absence of certain legal impediments; and (iii) antitrust regulatory approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the antitrust laws of certain other jurisdictions, and the expiration or termination of the respective waiting periods required in connection with such required antitrust approvals.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of its business prior to the Effective Time and to convene and hold a meeting of its stockholders for the purpose of obtaining stockholder approval.

The Company is not permitted to solicit, initiate or knowingly facilitate or knowingly encourage a third-party acquisition proposal or to participate or engage in discussions or negotiations with third parties regarding any alternative acquisition proposal. Notwithstanding this limitation, Apigee may under certain circumstances provide information to and participate in discussions or negotiations with third parties with respect to an unsolicited acquisition proposal that the Company board of directors has determined is or is reasonably likely to lead to a Superior Proposal, subject to certain restrictions and limitations. The Company board of directors may change its recommendation to Apigee stockholders (subject to Google’s right to terminate the Merger Agreement following such change in recommendation) in response to a Superior Proposal or an Intervening Event if, among other things, the Company board of directors provides prior notice of its intention to do so to Google and determines in good faith that the failure to take such action would be inconsistent with the Company board of directors members’ fiduciary duties under applicable law, after taking into account any counter-offer or proposal by Google, if any.

The Merger Agreement contains certain termination rights for both Apigee and Google and further provides that Apigee must pay Google a termination fee of $21,750,000 in cash upon termination of the Merger Agreement under specified circumstances, including if the Company terminates the agreement in favor of a Superior Proposal. Under certain other circumstances related to a failure to obtain required antitrust clearances prior to the termination date (as defined in, and subject to extensions pursuant to, the Merger Agreement) or if the transaction is enjoined or prohibited on the basis of antitrust laws, and subject to certain other conditions, the Merger Agreement provides for Google to pay to Apigee a termination fee of $46,600,000 in cash upon termination of the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference.

The representations, warranties and covenants contained in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement and (i) are not intended to be a source of financial, business or operational information about Parent, Merger Sub, the Company or their respective subsidiaries or affiliates and should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement; (iii) may apply contractual standards of “materiality” that are different from the standards of “materiality” under applicable securities laws; and (iv) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Parent, Merger Sub, the Company or their respective subsidiaries or affiliates.

Voting Agreement

Simultaneously with the execution and delivery of the Merger Agreement, entities affiliated with Bay Partners, entities affiliated with Norwest Venture Partners, entities affiliated with Third Point Partners and the Company’s directors and executive officers who held Shares in the Company, entered into voting agreements with Parent (the “Voting Agreements”), pursuant to which each party has agreed, among other things, in his, her or its capacity as a stockholder to vote his, her or its Shares: (i) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger; (ii) against any acquisition proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement; and (iii) against any other action, agreement or transaction, that is intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the performance by such stockholder of his, her or its obligations under the Voting Agreement.

Notwithstanding the foregoing, if the Company board of directors has effected (and not withdrawn) a Company Board Recommendation Change, then (i) each party to the Voting Agreements shall only be required to collectively vote an aggregate number of Shares equal to thirty-five percent (35%) of the total voting power of the outstanding capital stock of the Company as of the record date for such meeting; and (ii) the number of Shares subject to the Voting Agreements in excess of that percentage shall be reduced on a pro rata basis in accordance with the number of votes each such party is entitled to cast, and such party, in his, her, or its sole discretion, will be entitled to vote all of his, her or its’ remaining Shares in any manner such party chooses.

Apigee stockholders subject to the Voting Agreement collectively currently own approximately 48% of the outstanding shares of Apigee common stock. The Voting Agreement terminates automatically, among other things, upon the termination of the Merger Agreement, including if the Company terminates the agreement in favor of a Superior Proposal.

Transaction Bonus

In connection with entering into the Merger Agreement, the compensation committee of the Company board of directors recommended, and the Company board of directors approved, the payment of transaction bonuses (a “Transaction Bonus”) to each of the Company’s named executive officers in the following amounts: Chet Kapoor: $500,000, Tim Wan: $70,000, and Shankar Ramaswamy: $60,000. Each Transaction Bonus will be paid, less applicable withholding, upon the closing of the Merger, subject to the individual’s continued employment with the Company through such date.

Item 5.03. Amendments to Articles of Incorporation or Bylaws.

In connection with entering into the Merger Agreement, the Company board of directors approved an amendment to the Amended and Restated Bylaws of the Company (the “Bylaw Amendment”). The Bylaw Amendment amends the bylaws to include a forum selection clause that establishes the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal claims and actions, unless the Company consents in writing to the selection of an alternate forum. The foregoing description of the Bylaw Amendment is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Bylaw Amendment, a copy of which is filed as Exhibit 3.1, and is incorporated into this report by reference.

Item 8.01. Other Events

On September 8, 2016, the Company issued a press release announcing the execution of an Agreement and Plan of Merger, pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Parent agreed to acquire the Company in an all cash transaction. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the transaction, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH

THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or through the investor relations section of the Company’s website (http://investors.apigee.com).

Participants in the Solicitation

The Company and its directors, executive officers and other members of its management and employees as well as Parent and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2016 Annual Meeting of Stockholders filed with the SEC on November 25, 2015. Information about Parent’s directors and executive officers is set forth in the proxy statement for Parent’s 2016 Annual Meeting of Stockholders filed with the SEC on April 29, 2016. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of the Company’s directors and executive officers in the Merger, which may be different than those of the stockholders of the Company generally, by reading the proxy statement and other relevant documents regarding the merger when they become available, which will be filed with the SEC.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the proposed transaction and business combination between Google and Apigee, including statements regarding the benefits of the transaction, the anticipated timing of the transaction and the products and markets of each company. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Apigee’s business and the price of the common stock of Apigee; (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of Apigee and the receipt of certain governmental and regulatory approvals; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (iv) the effect of the announcement or pendency of the transaction on Apigee’s business relationships, operating results, and business generally; (v) risks that the proposed transaction disrupts current plans and operations of Google or Apigee, including disruptions to relationships with customers, licensees and other business partners of Apigee and potential difficulties in Apigee employee retention as a result of the transaction; (vi) risks related to diverting management’s attention from Apigee’s ongoing business operations; (vii) the outcome of any legal proceedings that may be instituted against Google or against Apigee related to the merger agreement or the transaction; (viii) the ability of Google to successfully integrate Apigee’s operations, product lines, and technology within the expected time-line or at all; and (ix) the ability of Google to implement its plans, forecasts, and other expectations with respect to Apigee’s business after the completion of the proposed merger and realize additional opportunities for growth and innovation.

The foregoing list of factors is not exclusive. Additional risks and uncertainties that could affect Apigee’s financial and operating results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in Apigee’s Quarterly Report on Form 10-Q filed with the SEC on May 27, 2016. Apigee’s SEC filings are available on the Investor Relations section of the Company’s website at http://investors.Apigee.com and on the SEC’s website at www.sec.gov. While Apigee may elect to update forward-looking statements at some point in the future, Apigee specifically disclaims any obligation to update the forward-looking statements provided to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, and, therefore, should not be relied on as representing Apigee’ views as of any date subsequent to today.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 7, 2016, among Apigee Corporation, Google Inc., and Areopagus Inc.*

3.1	Amendment to Amended and Restated Bylaws of Apigee Corporation.

99.1	Press Release of Apigee Corporation, dated September 8, 2016.

*	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APIGEE CORPORATION

By:	/s/ Stacey Giamalis
Stacey Giamalis Chief Counsel

Date: September 8, 2016

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 7, 2016, among Apigee Corporation, Google Inc., and Areopagus Inc.*

3.1	Amendment to Amended and Restated Bylaws of Apigee Corporation.

99.1	Press Release of Apigee Corporation, dated September 8, 2016.

*	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.